Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-274324, File No. 333-261228 and File No. 333-289251) and Forms S-8 (File No. 333-215913 and 333-265384) of our report dated March 14, 2024, with exception of Notes 12 and 14 for which the date is February 26, 2026, with respect to our audits of the consolidated financial statements of Ramaco Resources, Inc. (the “Company”), appearing in the Annual Report on Form 10-K as of and for the year ended December 31, 2025, and to reference to us under the heading “Experts” in such registration statements.

/s/ Cherry Bekaert LLP

Louisville, Kentucky

February 26, 2026